Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

March 17, 2023

Comera Life Sciences Holdings, Inc.

12 Gill Street, Suite 4650

Woburn, MA 01801

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Comera Life Sciences Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the offer and sale by the Company of up to 944,368 shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), consisting of:

(a) 794,368 shares of Common Stock (the “2022 Plan Shares”) issuable pursuant to the Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan (the “2022 Plan”); and

(b) 150,000 shares of Common Stock (the “Inducement Shares” and, together with the 2022 Plan Shares, the “Shares”) issuable pursuant to a Nonstatutory Stock Option Award Agreement, dated as of November 8, 2022, between the Company and an employee (the “Inducement Grant Agreement”) as an inducement to such employee’s acceptance of employment with the Company.

In arriving at the opinion expressed below, we have examined and relied upon the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, the records of meetings and consents of the Company’s Board of Directors, or committees thereof, records of the proceedings of stockholders deemed to be relevant to this opinion letter, the 2022 Plan and the Inducement Grant Agreement, each as provided to us by the Company, and the Registration Statement.

In addition, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Comera Life Sciences Holdings, Inc.

March 17, 2023

We have assumed that the Company will continue to have sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of each issuance of Shares pursuant to the 2022 Plan and the Inducement Grant Agreement. We have also assumed that the purchase price or other consideration to be received by the Company for the Shares will be valid consideration equal to or in excess of the par value of the Common Stock. In rendering the opinion expressed below, we express no opinion other than as to the Delaware General Corporation Law.

On the basis of the foregoing, it is our opinion that: (i) the 2022 Plan Shares, when issued and delivered by the Company in accordance with the terms of the 2022 Plan and the awards thereunder and (ii) the Inducement Shares, when issued and delivered by the Company in accordance with the terms of the Inducement Grant Agreement, in each case, against the Company’s receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and non-assessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

[Signature Page Follows]

Comera Life Sciences Holdings, Inc.

March 17, 2023

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Ryan M. Rourke Reed
a Partner